Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon	Vanessa Lehr/Annie Leschin
Vice-President & CFO	Investor Relations
Qualstar Corporation	StreetSmart Investor Relations
(805) 583-7744	(415) 775-1788
nicki.andalon@qualstar.com

QUALSTAR REPORTS FISCAL 2013 SECOND QUARTER RESULTS AND STRONG SECOND HALF OUTLOOK

•	39% sequential bookings growth to $4.9 million
•	Book to bill of 1.46:1
•	Record pro forma gross margins of 43.5%

SIMI VALLEY, Calif., February 6, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported  financial results for its second fiscal quarter ended December 31, 2012 as its transformation continues under new leadership.

Fiscal 2013 Second Quarter Financial Results
Bookings for the second fiscal quarter were $4.9 million representing 39 percent sequential growth over the fiscal first quarter and a book to bill of 1.46:1. We closed the quarter with $2.9 million in backlog with the majority to be delivered in the third fiscal quarter. Revenues for the second quarter of fiscal 2013 were $3.4 million, compared to $3.6 million for the same quarter of fiscal 2012, a decrease of $200,000 or 5.6 percent, and sequentially flat to the fiscal first quarter. GAAP net loss including restructuring charges of $511,000 or $0.04 per share was $1.7 million or $0.14 per basic and diluted share. Excluding the adjustment in labor and overhead, pro forma non-GAAP net loss was $970,000 or $0.08 per share. This compares to GAAP net loss of $971,000, or $0.08 per basic and diluted share for the second quarter of fiscal 2012.

“Our fiscal second quarter represented a  turning point for Qualstar as we implemented our most important and significant steps to transition from a manufacturing-based company to a more nimble, lower overhead company focused on engineering and sales," said Larry Firestone, President and CEO. “We booked business at a rate of just under $20 million annually in the second quarter and began the third quarter with very strong backlog. Combined with the work we have done to improve gross margins and lower inventories, we believe our strategy to focus Qualstar on our core markets of storage and power supply products will result in  long-term growth, sustainable profitability and increasing returns for investors.”

Strategic Plan Implementation
Since last June, under Mr. Firestone’s leadership, Qualstar’s management has taken swift and decisive action to transform Qualstar and create sustainable value for all shareholders, including:
- Initiated five-year strategic plan
- Restructuring the company for greater efficiency
o Outsourced library manufacturing to CTS
▪ Decreasing inventory and expanding gross margins
o Exited and consolidated certain facilities
▪ Exited Canoga Park
▪ Shrunk Boulder
▪ Exiting the Simi valley location and moving to smaller more suitable quarters
o Reduced workforce
▪ Exited legacy product lines and old drive technologies
o Renegotiated service contract
- Fully integrated N2Power into Qualstar
o Reorganized into 2 engineering teams
o Re-engaging resellers
o Initiated discussions with first Tier 1 channel partner
- Strengthened management team and sales and engineering staff
o Bill Lurie – VP of Engineering
o Steve Wagner – VP of Sales for N2Power
o James Steger – Operations leadership

- Delivered bookings in the annual range of $20 million for the second quarter; above our breakeven point
- Added two experienced board members
o Allen Alley
o Daniel Molhoek
- Introduced new products and technology to expand addressable market potential
o Availability of LTO 6
o Encryption Key Management for XLS
o Expandable Rack Mount Tape Libraries
- Exited legacy products and technologies
o TLS and RLS 8000 – Selling below cost
o Touchless Mouse and Touchless Pointing

Storage revenues grew 35.4 percent to $2.1 million for the second quarter compared to $1.6 million in the second quarter of fiscal 2012, an increase of $554,000, and 11.3 percent sequentially, up from $1.9 million in the first fiscal quarter. The increase was primarily driven by higher sales of our XLS tape libraries. N2Power revenues were $1.2 million for the quarter, compared to $2.0 million in the prior year quarter, a decrease of $755,000, or 38.1 percent as the softness in the network and telephony markets continued.

Gross profit increased to $1.3 million, or 37.8 percent, from $827,000, or 23.3 percent from the year ago quarter. Our pro forma gross profit, for the second fiscal quarter excluding the $192,000 related to changes in labor and overhead rates was $1.5 million, or a record 43.5 percent gross margin. Our focus on reducing above the line costs and outsourcing manufacturing has delivered these results.

Fiscal second quarter operating expenses which included $511,000 of restructuring charges  were $3.0 million up from $1.8 million for the second quarter of 2012. Engineering expenses for the second quarter of were $742,000, or 22.1 percent of revenues, compared to $650,000 or 18.3 percent of revenues, for the second quarter of fiscal 2012 driven by recruiter expenses for our engineering department. Sales and marketing expenses were $804,000, or 24.0 percent of revenues, compared to $448,000 or 12.6 percent of revenues, in the corresponding period last year. This increase was primarily attributed to the cost of recruiting and adding to our sales force as well as the cost of advertising and promotion. General and administrative expenses were $919,000 or 27.4 percent of revenues, compared to $741,000, or 20.8 percent of revenues, for the same period last year. The increase in G&A expenses is primarily attributed to increases in professional fees and general business insurance, partially offset by a decrease in bad debt expense.

Cash, cash equivalents and marketable securities were $17.8 million at December 31, 2012, a decrease of $3 million from June 30, 2012. Inventory, net of reserves, at December 31, 2012 was $3.6 million, compared to $4.5 million at June 30, 2012.

Qualstar Corporation Conference Call
Company management will hold a conference call to discuss its second quarter fiscal year 2013 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling 888-549-7750 or 480-629-9722. An audio replay will be available through February 20, 2013, by calling 800-406-7325 or 303-590-3030 and entering access code 4593164.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net revenues	$3,355	$3,555	$6,808	$8,179

Cost of goods sold	2,086	2,728	$4,595	5,638

Gross profit	1,269	827	2,213	2,541

Operating expenses:
Engineering	742	650	1,408	1,298
Sales and marketing	804	448	1,335	909
General and administrative	919	741	1,659	1,333
Restructuring expense	511	-	1,393	-
Total operating expenses	2,976	1,839	5,795	3,540

Loss from operations	(1,707)	(1,012)	(3,582)	(999)

Other income (expense)	34	41	(37)	85

Loss before income taxes	(1,673)	(971)	(3,619)	(914)

Provision for income taxes	-	-	-	-

Net loss	$(1,673)	$(971)	$(3,619)	$(914)

Loss per share:
Basic and Diluted	$(0.14)	$(0.08)	$(0.30)	$(0.07)

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2012	2012
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$6,482	$7,381
Marketable securities, short-term	7,437	7,135
Receivables, net of allowance for doubtful accounts of $48 as of
December 31, 2012 and $38 as of June 30, 2012	3,056	2,995
Inventories, net	3,991	4,475
Prepaid expenses and other current assets	213	151

Total current assets	21,179	22,137

Property and equipment, net	365	268
Marketable securities, long-term	3,924	6,369
Other assets	46	50

Total assets	$25,514	$28,824

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,242	$2,039
Accrued payroll and related liabilities	538	332
Other accrued liabilities	2,242	1,374

Total current liabilities	4,022	3,745

Other long-term liabilities	26	26
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of December 31, 2012 and June 30, 2012	18,905	18,878
Accumulated other comprehensive income	14	9
Retained earnings	2,547	6,166
Total shareholders' equity	21,466	25,053

Total liabilities and shareholders' equity	$25,514	$28,824

QUALSTAR CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
THREE AND SIX MONTHS ENDED DECMBER 31, 2012
(in thousands, except per share amounts)
(UNAUDITED)

Non-GAAP net earnings are GAAP net earnings with the following modifications: (1)labor and overhead change; (2) elimination of inventory reserve; (3) litigation settlement expense and (4) restructuring expenses.

	Three Months Ended December 31, 2012				Six Months Ended December 31, 2012
	GAAP	(1) Labor and overhead change	(4) Restructuring Expenses	Non-GAAP	GAAP	(1) Labor	(2) Inventory Reserve	(3) Litigation Settlement Expense	(4) Restructuring Expenses	Non-GAAP

Net revenues	$3,355	-	-	$3,355	$6,808	-	-	-	-	$6,808

Cost of goods sold	2,086	(192)	-	1,894	4,595	(192)	(325)	-	-	4,078

Gross profit	1,269	192	-	1,461	2,213	192	325	-	-	2,730

Operating expenses:
Research and development	742	-	-	742	1,408	-	-	-	-	1,408
Sales and marketing	804	-	-	804	1,335	-	-	-	-	1,335
General and administrative	919	-	-	919	1,659	-	-	-	-	1,659
Restructuring Expenses	511	-	(511)	-	1,393	-	-	-	(1,393)	-
Total operating expenses	2,976	-	(511)	2,465	5,795	-	-	-	(1,393)	4,402

Loss from operations	(1,707)	192	511	(1,004)	(3,582)	192	325	-	1,393	(1,672)

Other income (expense)	34	-	-	34	(37)	-	-	94	-	57

Loss before income taxes	(1,673)	192	511	(970)	(3,619)	192	325	94	1,393	(1,615)

Provision for income taxes	-	-	-	-	-	-	-	-	-	-

Net loss	$(1,673)	$192	$511	$(970)	$(3,619)	$192	$325	$94	$1,393	$(1,615)

Loss per share*:
Basic and Diluted	$(0.14)	$0.02	$0.04	$(0.08)	$(0.30)	$0.02	$0.03	$0.01	$0.11	$(0.13)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253

* Financial measures have not been provided for the three and six months ended December 31, 2011 as no non-GAAP financial measures were reported.